Exhibit 10.11
SECOND AMENDMENT TO OFFICE LEASE AGREEMENT
THIS SECOND AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment to Lease”), dated as of June 18, 2021 (the “Effective Date”), is entered into by and between BELL SOUND USA, LLC, a Delaware limited liability company (“Landlord”), and SOCIAL FINANCE, INC., a Delaware corporation (“Tenant”). Capitalized terms used in this Amendment to Lease without definition shall have the meanings ascribed to such terms in the Lease (as defined below).

RECITALS
A.Landlord, as successor in interest to 246 First Street (SF) Owner, LLC, a Delaware limited liability company, and Tenant are parties to that certain Office Lease dated as of July 24, 2018 (the “Original Lease”), as amended by that certain First Amendment to Office Lease dated as of March 28, 2019 (the “First Amendment”), and a letter agreement dated as of June 24, 2019 (the “Electrical Panel Letter Agreement”) (the Original Lease, as amended by the First Amendment and the Electrical Panel Letter Agreement, being referred to herein as the “Lease”) pursuant to which Tenant presently leases premises, more particularly described in the Lease (and defined therein and herein as the “Premises”) and generally described as the entire building (subject to certain exclusions contained in the Lease) commonly known as 246 1st Street, San Francisco, California (and defined therein and herein as the “Building”).
B.Landlord and Tenant wish to amend the Lease to address certain operational matters that have arisen in the management of the Building, subject to and on the terms and conditions set forth in this Amendment to Lease.
NOW, THEREFORE, in consideration of the agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.Reimbursement of Certain Property Management Expenses as a Component of Operating Expenses
(a)Subject to the terms of this Paragraph, Tenant acknowledges and agrees that, as Landlord’s sole compensation for a property management fee attributable to the costs of Building operations, management, maintenance and repair, as contemplated by Section 4.2.3(a) of the Lease, Landlord may charge Tenant a property management fee, retroactive to January 1, 2020, and for the remainder of the Lease Term, in the amount of Three Thousand Dollars ($3,000.00) per month (the “Property Management Fee”), with the intent and effect that the Property Management Fee is in addition to the management fee referenced in clause (iii) of the introductory paragraph of Section 4.2.3. and, except as provided in Paragraph 1(b) below, is the sole fee payable to Landlord with respect to any costs and expenses incurred by Landlord directly or in payment of third party property management companies engaged by Landlord in the provision of Building operations, management, maintenance and repair obligations required under the Lease: (and that would otherwise be recoupable as part of Operating Expenses). Without limiting the generality of the foregoing, the parties acknowledge and agree that Tenant shall not be required to pay any of the following costs, whether incurred directly by Landlord or a third party engaged by Landlord (i) salaries, benefits, bonuses and other costs of persons engaged in providing management or accounting services; (ii) rental and other costs associated with a management office, including, but not limited to, the cost of utilities, office supplies, photocopying, facsimile, postage, courier or data storage services, property management software, telephone and internet services; (iii) the cost of any training programs or membership in BOMA or any other organization; (iv) entertaining, dining or travel expenses; or (v) the cost of uniforms.

(b)For avoidance of doubt, the payment of the Property Management Fee is not intended to replace or preclude the recovery by Landlord (whether incurred by Landlord directly or in payment of third party property management companies engaged by Landlord) of any commercially reasonable fees and expenses paid or incurred in connection with the provision of Building services that Landlord is requested to perform by Tenant (or is required to perform where Tenant has failed to perform an obligation delegated to Tenant under the Lease) and which services are in excess of Landlord’s required obligations under the Lease.
(c)The Property Management Fee shall be payable monthly in the same manner as Tenant’s Share of Building Direct Expenses.
2.Roof Access and Installations
(a)For purposes of this Paragraph 2, the term “Third Party Rooftop Users” means the third party lessees and licensees granted the right by Landlord to utilize rooftop space of the Building and the term “Designated Representatives” means employees, vendors, contractors, and other representatives of Third Party Rooftop Users who are designated from time to time by Landlord to have the right to access the roof of the Building. Landlord and Tenant acknowledge that (i) in accordance with Section 6.5 of the Lease, Landlord utilizes the roof of the Building (which is not a part of the Premises) for the purposes of re-selling, licensing or leasing rooftop space to Third Party Rooftop Users, and (ii) in accordance with Section 6.1.5 of the Lease, Tenant, at its sole cost and expense, is responsible for all security measures for the Premises. In order to accommodate the needs of both Landlord and Tenant with respect to Landlord’s rights under the Lease to access the roof for the purposes of Section 6.5 of the Lease and Tenant’s need to provide adequate security measures for the Premises, Landlord and Tenant agree as follows:
(i)Provided that (A) all Designated Representatives comply with Tenant’s reasonable visitor sign-in protocols, (B) Landlord provides not less than 48-hours prior written notice to Tenant (which notice may be given in accordance with Paragraph 9 of this Amendment to Lease), which notice shall include identification of the Designated Representatives for which access is being requested and the anticipated duration of such access, and (C) all Designated Representatives comply with all applicable City, State, and Federal mandated public health and safety protocols in connection with their access to and presence in the Premises, Tenant agrees to allow Designated Representatives to access the Premises for the sole purpose of ingress to and egress from the roof (accompanied by a representative of Tenant, if Tenant so elects), at no cost or charge to Landlord and such Designated Representatives, if such access is requested for periods during regular business hours (i.e. during the hours of 8:00 a.m. through 5:00 p.m. Monday through Friday, other than Federally recognized holidays (“Regular Hours”), and is for the purpose of ordinary and customary service maintenance and repair. Landlord agrees to use commercially reasonable efforts to group such service access requests together for concurrent access by Designated Representatives of multiple Third Party Rooftop Users so that Tenant is not overburdened by the need to devote time and resources to escorting and monitoring compliance by such Designated Representatives with Tenant’s access control protocols while in the Building. Tenant shall have the right to report abuses or violations of Tenant’s access control protocols and, in response, Landlord will communicate with all relevant Third Party Rooftop Users and implement commercially reasonable procedures to address any abuses or violations by Third Party Rooftop Users or their Designated Representatives.
(ii)Notwithstanding anything to the contrary in Paragraph 2(a), in the event of an emergency, being defined as a fire, casualty or other event where an unanticipated occurrence has resulted in a failure of transmission or reception equipment on the roof that requires access to the roof for immediate repairs (“Emergency Access”), Tenant shall waive the 48-hour prior written notice requirement of Paragraph 2(a) above (but not the requirement for prior written notice, which shall nevertheless be given as soon as practical prior to such Emergency Access entry, and which notice may be given in accordance with Paragraph 9 of this Amendment to Lease);

provided however, Tenant shall have the right to report abuses of such Emergency Access and, in response, Landlord will communicate with all relevant Third Party Rooftop Users and implement commercially reasonable protocols to address abuses by Third Party Rooftop Users or their Designated Representatives in characterizing access as Emergency Access. In the event of an emergency, Tenant shall not charge Landlord any fees and costs in connection with accompanying and escorting Designated Representatives to and from the roof in connection with Emergency Access during Regular Hours, provided, however, Landlord shall pay for the reasonable fees and costs incurred by Tenant in connection with accompanying and escorting Designated Representatives to and from the roof to the extent Emergency Access is required after Regular Hours.
(iii)In addition and notwithstanding anything to the contrary in Paragraphs 2(a)(i) and 2(a)(ii) above, in the event a capital improvement must be completed on or to the rooftop installations of Third Party Rooftop Users (which may include replacement of antenna or equipment) (a “Capital Improvement Project”), and Landlord gives Tenant not less than one (1) week’s written notice of the scope of work to be performed (including a general description of any equipment and materials that need to be transported to the roof), and the number of days of continuous access required, Tenant shall not charge Landlord any fees or costs incurred by Tenant in connection with accompanying and escorting Designated Representatives through the Premises in connection with access during Regular Hours for the performance of one Capital Improvement Project by each Third Party Rooftop User of Landlord that takes no more than three (3) consecutive business days in any calendar year. If any Capital Improvement Project takes more than three (3) consecutive business days to complete, then Landlord shall pay for reasonable fees and costs in connection with accompanying and escorting Designated Representatives to the roof commencing on the fourth (4th) day of such access (whether or not a business day) and continuing thereafter until completion of the Capital Improvement Project. In addition, if any Third Party Rooftop User undertakes more than two (2) Capital Improvement Projects in any calendar year, then Tenant shall have the right to charge Landlord for reasonable fees and costs in connection with accompanying and escorting Designated Representatives to the roof commencing on the first (1st) day of such Capital Improvement Project and continuing thereafter until completion of the Capital Improvement Project. Upon request of Tenant, Landlord shall use commercially reasonable efforts to postpone and reschedule any requested period of access if the Landlord requested period for the performance of a Capital Improvement Project would materially interfere with the operations of Tenant in the Premises or with a Tenant scheduled event that involves utilizing the Roof Deck during the time initially requested by Landlord.
(iv)As of the date of this Amendment to Lease, Tenant’s fee for accompanying and escorting Designated Representatives to the roof is $50.00-$55.00 per hour. Such fee is inclusive of all costs. Tenant may change such fee, no more frequently than annually, based on its actual and reasonable costs of providing such services. Designated Representatives may bring hand carried tools and equipment (including rubber-wheeled portable equipment chests) into passenger elevators. If Tenant requires that Designated Representatives utilize a freight elevator to transport non - hand carried equipment and tools, including any construction materials and heavy equipment utilized in connection with any Capital Improvement Projects, Tenant shall have the right to charge Landlord reasonable fees and costs for use of the freight elevator by any Designated Representatives.

(b)Notwithstanding anything to the contrary in the Lease or this Amendment to Lease, if any Designated Representative shall cause any damage to the roof or roof membrane, Landlord, at no expense to Tenant, shall cause such damage to be repaired as soon as possible, by a roofing contractor reasonably approved by Tenant, in a good and workmanlike manner that will not invalidate any warranty relating to the roof or roof membrane.
(c)Landlord shall ensure that Third Party Rooftop Users will not create a nuisance or disrupt or interfere with Tenant’s exclusive right to utilize the Roof Deck, and further, Landlord shall take commercially reasonable efforts not to interfere with Tenant’s use and occupancy of the Roof Deck or the Premises. If Tenant notifies Landlord that any Third Party Rooftop User is creating a nuisance or disrupting or interfering with Tenant’s use of the Roof Deck or the Premises, Landlord shall take prompt action to cause such activity to cease.
3.Electrical Panel Room
(a)By its execution of this Amendment to Lease, Landlord agrees to be bound by the terms of the Electrical Panel Letter Agreement. The defined terms “Electrical Panel Room” and “Electrical Panel” when used in this Paragraph 3, shall have the meaning given the terms in the Electrical Panel Letter Agreement.
(b)Without limiting the generality of the terms of the Electrical Panel Letter Agreement, Landlord and Tenant agree as follows:
(i)Landlord shall submit all detailed plans and specifications for the construction of the Electrical Panel Room (the “Electrical Room Plans and Specifications”) to Tenant in advance for approval by Tenant, which approval Tenant shall not be unreasonably withheld, conditioned or delayed. Any and all costs of review and approval of Landlord’s Electrical Room Plan and Specifications by Tenant shall be at the sole cost and expense of Tenant.
(ii)Landlord shall, at its sole cost and expense, be responsible for all costs of construction and installation of the Electrical Panel Room and the Electrical Panel, including the cost of any and all permits required for the construction thereof. All contractors performing work with respect to the construction of the Electrical Panel Room and the Electrical Panel shall be approved in advance by Tenant, which approval shall not be unreasonably withheld, and shall comply with Tenant’s rules for contractors performing work in the Building, including insurance requirements. Access to the Electrical Room shall be governed by the Electrical Panel Letter Agreement; provided, however, any use of freight elevators for purposes of transporting construction materials and equipment shall be at an additional cost based on the actual and reasonable cost of providing such services.
(iii)Notwithstanding anything to the contrary in the Electrical Panel Letter Agreement, Landlord shall pay the one-time payment provided for in the Electrical Panel Letter Agreement within thirty (30) days of approval of the plans and specifications for the Electrical Panel Room by Tenant.
(c)Landlord and Tenant agree that following Tenant’s approval of the Electrical Room Plans and Specifications and prior to the commencement of any construction in connection with such plans, the parties shall enter into an amendment to the Lease, which amendment shall specify in greater detail and specificity all access and construction requirements necessary to comply with the Electrical Room Plans and Specifications.

4.Amounts Payable to Tenant
Notwithstanding anything to the contrary set forth in the Lease, all fees and costs payable to Tenant pursuant to this Amendment to Lease for accompanying and escorting third parties and use of the freight elevator by third parties shall be paid by Landlord to Tenant within thirty (30) days of written notice thereof. If Landlord fails to timely pay such costs, Tenant shall provide a second written notice to Landlord stating, in at least 12 point, bold and in all capitalized letters: “THIS IS A SECOND WRITTEN NOTICE REQUESTING REIMBURSEMENT OF TENANT’S FEES DUE UNDER THE LEASE. IF NOT PAID OR DISPUTED WITHIN TEN DAYS FROM THE DATE OF THIS LETTER, TENANT MAY OFFSET THE FEES FROM RENT DUE UNDER THE LEASE.” If Landlord fails to timely pay the undisputed portion of such costs, and identifying those costs that are disputed and the basis of such dispute, within ten (10) days following issuance of the second written notice, such costs may be deducted by Tenant from the Additional Rent otherwise due and owing under the Lease, provided that such deductions specify the date and times of such services.
5.Integration
This Amendment to Lease contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof. It is agreed that there are no oral agreements between Landlord and Tenant affecting the Lease, as hereby amended, and this Amendment to Lease supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter hereof, and none shall be used to interpret or construe the Lease as amended hereby.
6.Full Force and Effect
Except as amended hereby, the Lease remains unmodified and in full force and effect. From and after the date hereof, all references in the Lease to the “Lease” shall be to the Lease as amended hereby. In the event of any inconsistency between the provisions of the Lease prior to the date of this Amendment to Lease, the terms of this Amendment to Lease shall control.
7.Authority
Each person executing this Amendment to Lease on behalf of Landlord and Tenant (each a “Party”) each represents and warrants on behalf of the Party for whom such person is executing this Amendment to Lease that (i) said Party is duly incorporated or formed, as the case may be, and validly existing and in good standing under the laws of its formation and the State of California, (ii) said Party has the full right, power and authority to enter into this Amendment to Lease and to perform all of its obligations under the Lease as amended hereby, and (iii) each person signing this Amendment to Lease on behalf of Tenant is duly and validly authorized to do so, and delivers this Amendment to Lease as the act and deed of said Party.
8.Counterparts
This Amendment to Lease may be executed in multiple counterparts, and by each party on separate counterparts, each of which shall be deemed to be an original but all of which shall together constitute one agreement. Delivery by any party of an electronic or pdf copy of such party’s original, wet-ink signature shall be fully effective as if such original, wet-ink signature was delivered.

9.Notices
Notwithstanding Article 28 of the Lease, all notices under this Amendment to Lease relating to the roof and roof access (but expressly excluding any notice under Paragraph 4 of this Amendment to Lease) may be delivered via electronic mail to the representative(s) identified from time to time by Landlord and Tenant as the person(s) authorized to send and receive such notices on its behalf. Landlord and Tenant agree to provide the other party with the names and email address(es) of their respective representative(s) and to update such information as necessary, so that each party shall at all times have valid contact information for delivery of notices relating to the roof.

[Signatures Appear on Next Numbered Page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to Lease as of the date first set forth above.

LANDLORD		TENANT

BELL SOUND USA LLC,		SOCIAL FINANCE, INC.,
a Delaware limited liability company		a Delaware corporation

By:	/s/ Minoru Machida	By:	/s/ Chris Lapointe
Name:	Minoru Machida	Name:	Chris Lapointe
Its:	CEO	Its:	Chief Financial Officer